Exhibit 23.1

Consent of Independent
Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-163184) filed November 18, 2009 on Form S-3 of Royale Energy, Inc. of our report dated March 11, 2014, relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of Royale Energy, Inc. as of December 31, 2013 and 2012, and for the years then ended.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Padgett, Stratemann & Co.,  LLP

Padgett, Stratemann & Co.,  LLP
San Antonio, Texas
 March 11, 2014